EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

KRATON Polymers LLC:

We consent to the use of our reports dated March 23, 2005, except as to note 1(c), which is as of May 23, 2005 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports dated March 23, 2005, except as to note 1(c) which is as of May 23, 2005, contain an explanatory paragraph that states the financial statements as of and for the year ended December 31, 2004 have been restated.

/s/ KPMG LLP

Houston, Texas

July 13, 2005